UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 29, 2004

TriQuint Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 N.E. Brookwood Parkway
Hillsboro, Oregon  97124

(Address of principal executive offices, including zip code)

(503) 615-9000
(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities

On November 24, 2004, TriQuint Semiconductor, Inc. (the “Company”) committed to a plan to reposition its optoelectronics business strategy to focus on indium phosphide (“InP”) laser and detector chips, optical components and InP optical foundry services in an effort to reduce the losses associated with its optoelectronics operations. In conjunction with the new strategy, the Company plans to discontinue further investment in pluggable optical modules and eliminate approximately $18 million of annual costs, including the reduction in force of approximately 110 employees in Pennsylvania and approximately 90 employees in Mexico. These actions are expected to be completed by the first quarter of 2005.

As a result of the reposition strategy, the Company expects to incur severance and related payroll costs of approximately $4 million, of which $3 million will be recorded in the fourth quarter of fiscal year 2004 and $1 million in the first quarter of fiscal year 2005. In addition, during the fourth quarter of fiscal year 2004 the Company will record impairment charges on the facility and equipment in Pennsylvania of approximately $15 million and a charge in the costs of good sold for inventory write-downs on the Company’s module related equipment of between $2 million and $3 million. The Company also expects to incur facility consolidation and other costs of approximately $1.5 million, of which approximately $0.6 million will be recorded in the fourth quarter of fiscal year 2004 and $0.9 million will be recorded in the first quarter of fiscal year 2005. The severance and facility consolidation and other costs require the outlay of cash, while the impairment charges and inventory write-downs represent non-cash charges.

A copy of the press release related to plan to reposition the optoelectronic business strategy is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference.

Item 2.06  Material Impairments

Item 2.05 is incorporated here by reference.

Item 9.01.  Financial Statements and Exhibits

(c)  Exhibits

Exhibit No.	Description

99.1	Press Release of TriQuint Semiconductor, Inc. dated November 29, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ RAYMOND A. LINK
Raymond A. Link
Vice President, Finance and Administration, Chief Financial Officer and Secretary

Date:  November 29, 2004

EXHIBIT INDEX

Exhibit No.	Description

99.1
Press Release of TriQuint Semiconductor, Inc. dated November 29, 2004